Exhibit 99.1

Westwood Holdings Group, Inc. Reports Second Quarter 2008 Results and Declares Quarterly Dividend

Second Quarter Revenue Increases 21% and Net Income Increases 18% Year-over-Year

DALLAS--(BUSINESS WIRE)--Westwood Holdings Group, Inc. (NYSE: WHG) (Westwood) today reported 2008 second quarter revenues of $9.7 million, net income of $1.7 million and earnings per diluted share of $0.27. This compares to revenues of $8.0 million, net income of $1.5 million and earnings per diluted share of $0.24 in the second quarter of 2007. For the six months ended June 30, 2008, Westwood reported revenues of $18.8 million, net income of $3.7 million and $0.58 per diluted share, compared to revenues of $15.3 million, net income of $3.0 million and $0.49 per diluted share, for the same 2007 period.

Cash earnings, which we define as net income plus non-cash equity-based compensation expense, for the second quarter of 2008 were $3.7 million, when adding back $1.9 million in non-cash equity-based compensation expense, compared to cash earnings of $2.8 million for the second quarter of 2007, when adding back $1.4 million in non-cash equity-based compensation expense. Cash earnings per share (“Cash EPS”), which we define as cash earnings divided by diluted weighted average shares outstanding, for the second quarter of 2008 were $0.57 per diluted share compared to $0.46 per diluted share for the second quarter of 2007. Cash earnings for the six months ended June 30, 2008 were $6.8 million compared to $5.2 million for the same period in 2007, while Cash EPS for the six months ended June 30, 2008 were $1.07 per diluted share compared to $0.86 per diluted share for the same period in 2007. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Revenues for the second quarter of 2008 increased 21% compared to the second quarter of 2007, primarily as a result of increased average assets under management. Assets under management were $7.7 billion as of June 30, 2008, a 13% year-over-year increase as compared to assets under management of $6.8 billion as of June 30, 2007. Average assets under management for the second quarter of 2008 were $7.6 billion, an increase of 17% compared with $6.5 billion for the second quarter of 2007. The year-over-year increase in period ending assets under management was primarily due to inflows of assets from new and existing clients and was partially offset by market depreciation of assets under management and the withdrawal of assets by certain clients.

Total expenses for the second quarter of 2008 were $7.1 million compared to $5.7 million for the second quarter of 2007. Cash expenses for the second quarter of 2008 were $5.1 million, which excludes $1.9 million in non-cash equity-based compensation expense, compared to cash expenses of $4.4 million for the second quarter of 2007, which excludes $1.4 million in non-cash equity-based compensation expense. (An explanation and reconciliation of cash expenses to total expenses are included in the attached tables.) The primary driver of the increase in total expenses was higher employee compensation and benefits costs, which were due to an increase of $580,000 in non-cash restricted stock expense related to additional restricted stock grants in July 2007 and February 2008. Beginning in 2008, restricted stock grants were awarded in the first quarter of the year in order to synchronize the payment of cash incentive bonus awards with employees’ personal tax liabilities resulting from restricted stock vesting. Increased salary and benefits expense due to increased headcount, employee salary increases and increased incentive compensation expense due to higher pretax income also contributed to higher employee compensation and benefits costs.

Our Chief Executive Officer and Chief Investment Officer received grants of performance-based restricted stock in May 2006 that are subject to a performance goal in order for the shares to vest in any given year. The annual performance goal is set by the Compensation Committee during the first quarter of each year. The associated compensation expense cannot be recognized before we conclude that it is probable that the performance goal will be met. As of June 30, 2008, we have concluded that it is probable this goal will be met and, as a result, recorded $470,000 of performance-based restricted stock expense in the second quarter of 2008 related to these shares. We recognized a similar expense in the second quarter of 2007 and expect to record the same amount in the third and fourth quarters of 2008. No expense was recognized for these shares in the first quarter of 2008.

Westwood Trust contributed revenues of $2.7 million and net income of $379,000 in the second quarter of 2008, compared to revenues of $2.6 million and net income of $421,000 in the second quarter of 2007. Westwood Trust’s assets under management as of June 30, 2008 were $1.79 billion, an increase of 2% compared to $1.75 billion as of June 30, 2007.

The WHG Funds, consisting of WHG LargeCap Value, WHG SMidCap, WHG SmallCap Value, WHG Income Opportunity and WHG Balanced, have grown to $319 million in assets under management as of June 30, 2008, an increase of approximately 43% compared to assets under management as of June 30, 2007. The WHG Funds have received over $90 million of net inflows year-to-date as of June 30, 2008.

Westwood announced today that its Board of Directors declared a quarterly cash dividend of $0.30 per common share payable on October 1, 2008 to stockholders of record on September 15, 2008.

Brian Casey, Westwood’s President & CEO commented, “Despite a difficult market in which broad domestic equity indexes were down in the second quarter and over the last twelve months, our assets under management grew by 4% in the second quarter and 13% over the last twelve months. We can attribute this growth to the continued strong relative performance generated by our investment teams as most of our products significantly outperformed their relevant benchmarks over these periods. In addition, our marketing team continues to capitalize on this performance with significant new asset inflows. Our pipeline remains robust across multiple products and multiple channels as we have been awarded several new account wins that we expect to fund over the balance of this year.”

Westwood will host a conference call to discuss the 2008 second quarter results and other business updates at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-411-4706 (domestic) or 904-596-2360 (international). The conference call will also be available via webcast and can be accessed at Westwood’s website, www.westwoodgroup.com under the Investor Relations tab. The conference call will be available for replay through July 30 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 226696.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust and custodial services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit Westwood’s website at www.westwoodgroup.com.

For more information on the WHG Funds, please visit www.whgfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturn in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; our ability to capitalize on the performance of our marketing efforts; the acceptance of our new products with our existing and new clients; changes in our dividend policy and uses of our cash; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2007 and its quarterly report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
REVENUES:
Advisory fees
Asset-based	$6,606	$5,003	$12,996	$9,586
Performance-based	80	-	80	-
Trust fees	2,677	2,516	5,425	4,892
Other revenues, net	288	438	277	832
Total revenues	9,651	7,957	18,778	15,310

EXPENSES:
Employee compensation and benefits	5,352	4,266	10,014	7,975
Sales and marketing	195	147	332	268
WHG mutual funds	106	66	141	101
Information technology	266	249	527	482
Professional services	439	379	887	779
General and administrative	695	609	1,266	1,125
Total expenses	7,053	5,716	13,167	10,730
Income before income taxes	2,598	2,241	5,611	4,580
Provision for income taxes	867	768	1,925	1,600
Net income	$1,731	$1,473	$3,686	$2,980

Earnings per share:
Basic	$0.29	$0.26	$0.61	$0.52
Diluted	$0.27	$0.24	$0.58	$0.49

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of June 30, 2008 and December 31, 2007 (in thousands, except par value and share amounts)

	June 30, 2008 (unaudited)	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$5,009	$4,560
Accounts receivable	4,169	6,599
Investments, at market value	23,038	22,144
Deferred income taxes	2,006	1,512
Other current assets	1,501	651
Total current assets	35,723	35,466
Goodwill	2,302	2,302
Deferred income taxes	267	225
Property and equipment, net of accumulated depreciation of $1,116 and $1,002	935	1,031
Total assets	$39,227	$39,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,060	$1,024
Dividends payable	2,091	1,702
Compensation and benefits payable	2,679	4,848
Income taxes payable	996	1,505
Other current liabilities	12	11
Total current liabilities	6,838	9,090
Deferred rent	519	588
Total liabilities	7,357	9,678
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 7,027,877 and outstanding 6,972,458 shares at June 30, 2008; authorized 10,000,000 shares, issued 6,840,327 and outstanding 6,807,408 shares at December 31, 2007	70	68
Additional paid-in capital	31,590	27,770
Treasury stock, at cost – 55,419 shares at June 30, 2008; 32,919 shares at December 31, 2007	(1,872)	(1,070)
Retained earnings	2,082	2,578
Total stockholders’ equity	31,870	29,346
Total liabilities and stockholders’ equity	$39,227	$39,024

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the six months ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,686	$2,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	114	124
Unrealized (gains) and losses on investments	249	(20)
Restricted stock amortization	3,151	2,260
Deferred income taxes	(536)	(258)
Excess tax benefits from stock-based compensation	(450)	(176)
Net purchases of investments – trading securities	(69)	(778)
Change in operating assets and liabilities:
Accounts receivable	2,430	357
Other current assets	(856)	102
Accounts payable and accrued liabilities	36	(79)
Compensation and benefits payable	(2,169)	(591)
Income taxes payable	114	476
Other liabilities	(14)	(3)
Net cash provided by operating activities	5,686	4,394

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds – available for sale	(3,478)	(3,986)
Sales of money market funds – available for sale	2,404	3,368
Purchase of property and equipment	(66)	(39)
Net cash used in investing activities	(1,140)	(657)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(802)	(131)
Excess tax benefits from stock-based compensation	450	176
Proceeds from exercise of stock options	48	311
Cash dividends	(3,793)	(2,324)
Net cash used in financing activities	(4,097)	(1,968)

NET INCREASE IN CASH	449	1,769
Cash and cash equivalents, beginning of period	4,560	2,177
Cash and cash equivalents, end of period	$5,009	$3,946

Supplemental cash flow information:
Cash paid during the period for income taxes	$2,348	$1,381
Issuance and (cancellation) of restricted stock	6,552	(59)
Tax benefit allocated directly to equity	623	282

Reconciliation of Net Income to Cash Earnings and Total Expenses to Cash Expenses (in thousands, except share and per share amounts)

	Three Months Ended June 30,		%
	2008	2007	Change
Net Income	$1,731	$1,473	18%
Add: Restricted stock expense	1,942	1,362	43
Cash earnings	$3,673	$2,835	30

Diluted weighted average shares	6,412,298	6,140,425	4
Cash earnings per share	$0.57	$0.46	24

Total expenses	$7,053	$5,716	23
Less: Restricted stock expense	(1,942)	(1,362)	43
Cash expenses	$5,111	$4,354	17%

	Six Months Ended June 30,		%
	2008	2007	Change
Net Income	$3,686	$2,980	24%
Add: Restricted stock expense	3,151	2,260	39
Cash earnings	$6,837	$5,240	30

Diluted weighted average shares	6,390,801	6,123,231	4
Cash earnings per share	$1.07	$0.86	24

Total expenses	$13,167	$10,730	23
Less: Restricted stock expense	(3,151)	(2,260)	39
Cash expenses	$10,016	$8,470	18%

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus the non-cash expense associated with equity-based compensation awards of restricted stock and stock options. We define cash expenses as total expenses less non-cash equity-based compensation expense. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust cash earnings for tax deductions related to restricted stock expense. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900